EXHIBIT 16

                                 AFFILIATED FUND

                         Post Effective Amendment No. 72

Results of a $1,000 investment reflecting the maximum sales charge and the reinvestment of all distributions for:

         Periods Ending October 31, 1997

         One                        Five                      Ten
         YEAR                       YEARS                     YEARS

         $1,186 ERV                 $2,211 ERV                $3,821 ERV


SEC Formula for calculating Average
Annual Rate of Total Return:

         P = (1+T)N = ERV,

         WHERE:

         P = $ 1,000                    P = $1,000                  P = $ 1,000

         N = 1                          N = 5                       N = 10

         ERV = $1,186                   ERV = $2,211                ERV = $3,821

         T = Average annual total return

ONE YEAR                   FIVE YEARS                   TEN YEARS

1000(1+T)1  = $1,186       1000(1+T)5= $2,211           1000(1+T)10 =$3,821

(1 + T)1    =  1,186       (1+T)5    = (2,211)          (1+T)10     = 3,821
               ------                   ------                        -----
               1,000                   (1,000 )                       1,000

(1 + T)     =  1,186       (1+T)    =  (2,211).20       (1+T)       = (3,812).10
               ------                   --------                       ------
               1,000                   (1,000)                        (1,000)

   T        =  1,186-1          T   =  (2,211).20-1        T     = ( 3,125).10-1
                ------                  ------                       -----
               1,000                   (1,000)                      (1,000)

   T        =   18.60%          T   = 17.20%               T        = 14.35%